Exhibit 99.1

Prospectus Summary — Recent Developments

      Although we have not closed our books for the quarter ended December 31, 2003 or completed our annual audit process, we anticipate revenues for the fourth quarter to be approximately $128 million to $130 million, compared to $129.8 million for the same period of 2002. Given the preliminary nature of our estimate, our actual revenues may be different from our current expectations.

      During the quarter ended December 31, 2003, we repaid $18.5 million of outstanding indebtedness, comprised of $12.5 million under our term loan credit agreement, $5.7 million of long-term trade payables and $0.3 million of capital lease obligations and other long-term debt.